EXHIBIT 23.2

[Letterhead of Suttle & Stalnaker, PLLC]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Community Savings Bancorp, Inc. (the "Company") on Form S-8 of our report dated September 28, 2017, on our audits of the consolidated balance sheets of the Company as of June 30, 2017 and 2016, the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2017, which report appears in the Annual Report on Form 10-K.

/s/ Suttle & Stalnaker, PLLC

Parkersburg, West Virginia
April 4, 2018